Exhibit 10.167

                        [CALYPTE BIOMEDICAL CORPORATION]
                                  [LETTERHEAD]

                                 January 4, 2006

PERSONAL AND CONFIDENTIAL

Mr. Roger I. Gale
c/o Wavecrest
87 Cheapside
London EC2V 6EB
United Kingdom

Dear Roger:

The Compensation Committee of the Board of Directors of Calypte Biomedical Corporation ("Calypte") has approved the following terms of compensation to you for your services as interim chief executive officer of Calypte. The compensation set forth herein relates to your services as interim chief executive officer only and does not include compensation you may receive as a member of the Board of Directors or as Chairman of the Board of Directors. The term of your services commenced as of October 3, 2005.

As compensation for your services, you will receive:

o During the term you are acting as interim chief executive officer, USD $15,000 per month, payable in equal bi-monthly installments.

o An award of 1,000,000 shares of Calypte's common stock pursuant to the Calypte Biomedical Corporation 2004 Incentive Plan.

The Compensation Committee of the Board of Directors may also consider awarding you a bonus upon satisfaction of performance goals as may be determined in good faith by the Board. Any bonus would be awarded under the terms of the Incentive Plan and could be in the form of cash or equity or a combination of the two.

In addition, Calypte will reimburse you for all reasonable expenses related to the performance of services hereunder in accordance with Calypte's reimbursement policy.

You have advised us that for income tax withholding purposes you are a resident of England and have delivered to us a completed form W-8BEN. As a result, we will only withhold income taxes on compensation for your services performed in the United States. On a bi-monthly basis, you will deliver to us accountings for services rendered itemizing the total hours spent performing services for us in the United States. Based on these accountings, we will withhold income taxes on the portion of your compensation for services performed in the United States.

Calypte may terminate this Agreement by providing you with thirty (30) days prior written notice.

You acknowledge that by providing services to Calypte, you will come into close contact with many confidential affairs of Calypte, including, without limitation, all information or material disclosed to or known by you as a consequence of your engagement hereunder, third party information that Calypte treats as confidential and any information disclosed to or developed, conceived, discovered or made by you or embodied in or relating to any of the information, all discoveries, inventions, trade secrets, ideas, inventions, concepts, designs, drawings, specifications, techniques, models, data, documentation, diagrams, research, development, processes, procedures, know-how, customer identities, customer accounts, customer history, customer reports, customer finances, product information and reports, accounts, billing methods, pricing, data, sources of supply, business methods, business models, production or merchandising systems or plans, business plans, marketing and sales strategies and plans, finances, operations, and information regarding employees (collectively, the" Confidential Information"). Information publicly known that is generally employed by the trade at or after the time you first learn of such information (other than as a result of your breach of this Agreement), shall not be deemed part of the Confidential Information.

In recognition of the foregoing, you covenant and agree:

o During and after the term of this Agreement, to hold in confidence and not directly or indirectly reveal, report, publish, disclose or transfer any of the Confidential Information to any person or entity, or utilize any of the Confidential Information for any purpose, except for Calypte's sole benefit.

o During the term of this Agreement and for two (2) years after its termination, solicit, entice, encourage, attempt or cause, or assist any third party to solicit, entice, encourage, attempt or cause, directly or indirectly, any employee or contractor of Calypte to leave the Company.

o During the term of this Agreement and for one (1) years after its termination, you will not solicit or attempt to solicit, or assist any third party to solicit or attempt to solicit any of Calypte's customers or suppliers with whom you became acquainted during the term of this Agreement

You acknowledge that the foregoing provisions are necessary and reasonable to protect Calypte, that the Confidential Information is unique, and that the loss or disclosure of the Confidential Information will cause Calypte irreparable harm for which it will have no adequate remedy at law. Therefore, in addition to any other rights and remedies that Calypte may have, Calypte shall be entitled to obtain and you agree not to oppose any request for, injunctive and other equitable relief to prevent a breach or continued breach of this Agreement.

Calypte will indemnify and hold you harmless from any liability, claims, demands, costs, expenses and attorneys' fees incurred by you as a result of any actions by you in the course of the provision of services hereunder, to the extent other officers of Calypte would be so indemnified pursuant to applicable law.

Please sign and date this Agreement and return it to me.

                                        Very truly yours,

                                        CALYPTE BIOMEDICAL CORPORATION

                                        /s/ Julius R. Krevans, M.D.
                                        ----------------------------------------
                                        Julius R. Krevans, M.D.
                                        Chairman of the Compensation Committee
                                        of the Board of Directors

AGREED AND ACCEPTED BY:

/s/ Roger I Gale
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Roger I. Gale

4 Jan 2006
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Date: